Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-174175 on Form S-4 of our report dated May 13, 2011 relating to the combined financial statements of Comcast Content Business (a component of Comcast Corporation) as of and for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation of Comcast Content Business), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 12, 2011